Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 332-3990 fax: (617) 332-2261

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hrpreit.com

HRPT Properties Trust Realizes $308.8 Million From The Sale Of Shares Of Its

Former Subsidiaries

NEWTON, Mass.—HRPT Properties Trust (NYSE:HRP) today announced that it has sold all of the shares it owned in two former subsidiaries in separate public offerings for total net proceeds of $308.8 million.

HRPT is a real estate investment trust, or REIT, which primarily owns office buildings throughout the United States and leased lands in Hawaii.

Prior to the sales announced today, HRPT owned minority share positions in two other REITs which are separately listed on the New York Stock Exchange: Hospitality Properties Trust (NYSE: HPT) which owns hotels; and Senior Housing Properties Trust (NYSE: SNH) which owns senior housing properties.

When HPT completed its initial public offering in August 1995, HRPT retained 4,000,000 shares of HPT, or 34% ownership of HPT. Since then, HRPT’s ownership of HPT has declined to 5.6% as a result of HPT’s growth. During its continued ownership of HPT shares, HRPT received regular dividends from HPT. Yesterday, these 4,000,000 shares were sold to the underwriters for the offering.

HRPT formerly owned a large portfolio of healthcare facilities until it sold its healthcare properties and purchased office properties during the 1990s. In 1999, all of HRPT’s remaining owned healthcare facilities were consolidated into a subsidiary, SNH, and majority ownership of SNH was distributed to HRPT’s shareholders. At the time of this spin off, HRPT retained a 49% ownership in SNH which was reduced since then to a 10.7% ownership stake as a result of SNH’s growth and periodic sales of SNH shares owned by HRPT. During its continued ownership of SNH shares, HRPT received regular dividends from SNH. Yesterday, HRPT sold the remaining 7,710,738 shares of SNH which it owned to the underwriters for the offering.

As a result of these sales, HRPT expects to record a combined gain of approximately $114 million, which represents the net sale proceeds, less estimated closing costs, received in excess of HRPT’s current book values of the HPT and SNH shares sold.

Previously, HPT and SNH filed shelf registration statements which allowed HRPT to publicly sell its HPT and SNH shares on an expedited basis. HRPT’s decision to liquidate its ownership positions in these companies is primarily driven by its desire to self fund its core office and industrial properties acquisition activities. These sales are not intended to reflect HRPT’s opinions of the present or potential value of the HPT or SNH shares. HRPT intends to use the total net proceeds of these offerings to reduce amounts outstanding under its revolving bank credit facility. These sales are expected to be dilutive to HRPT’s net income, by less than $0.01 per share per quarter, and to its funds from operations, or FFO, by approximately $0.01 per share per quarter.*

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Hospitality Properties Trust or Senior Housing Properties Trust, nor shall there by any sale of such securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

HRPT Properties Trust is a real estate investment trust, or REIT, which primarily owns office buildings located throughout the United States. As of December 31, 2005, HRPT owned 442 properties with 55.0 million square feet, including almost 18 million square feet of leased industrial and commercial lands in Oahu, HI. HRPT is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HRPT’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED AND THEY MAY NOT OCCUR. FOR EXAMPLE, THIS PRESS RELEASE STATES THAT HRPT’S SALES OF ITS HPT AND SNH SHARES ARE EXPECTED TO BE DILUTIVE TO HRPT’S NET INCOME BY LESS THAN $0.01 PER SHARE PER QUARTER AND TO ITS FFO BY APPROXIMATELY $0.01 PER SHARE PER QUARTER.* THIS STATEMENT IS BASED UPON HRPT’S CALCULATION OF THE EFFECT OF THESE SALES AND THE APPLICATION OF THE NET PROCEEDS UPON HRPT’S LAST PUBLICLY REPORTED FINANCIAL RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2005. HRPT’S FUTURE FINANCIAL RESULTS WILL DEPEND UPON NUMEROUS FACTORS SUCH AS TENANT LEASE

TERMINATIONS, NEW TENANT LEASE TERMS, ACQUISITIONS AND DISPOSITIONS OF PROPERTIES AND OTHER FACTORS. AS ADJUSTED HISTORICAL FINANCIAL DATA ARE NOT, BY THEMSELVES, APPROPRIATE MEANS OF PREDICTING FUTURE FINANCIAL RESULTS. FOR THESE REASONS AND OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON THE FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE. EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO IMPLY THAT WE WILL UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

* FFO is generally defined as net operating income plus depreciation and other non-cash charges and includes FFO from equity investments such as HRPT’s former ownership of HPT and SNH. HRPT’s calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition because HRPT adds loss on early extinguishment of debt unless settled in cash to the calculation of FFO. HRPT considers FFO to be an appropriate measure of performance of a REIT, along with net income and cash flow from operating, investing and financing activities. HRPT believes that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gains or loses on sales of properties, FFO can facilitate a comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with generally accepted accounting principles or liquidity. FFO is one important factor considered by HRPT’s Board of Trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain HRPT’s status as a REIT, limitations in its revolving bank credit facility and public debt covenants, the availability of debt and equity capital and expectations of future capital requirements and operating performance.